Exhibit 99.1

ZIM (TM)

                    ZIM REPORTS STRONG THIRD QUARTER REVENUE

OTTAWA, CANADA - FEBRUARY 14, 2005 - ZIM Corporation (OTCBB: ZIMCF), a leading mobile application developer and service provider for the global SMS (Short Message Service) channel, today announced results for the three and nine months ended December 31, 2004.

Revenue for the quarter was $2,810,821, a considerable increase from the third quarter of last fiscal year, when revenue was $430,596. Net loss for the quarter was $252,854, resulting in basic and diluted loss per share of $0.004. This is compared with net loss of $490,156 and basic and diluted loss per share of $0.012 in the third quarter of last fiscal year.

SMS revenue was $2,508,413 in the quarter. This was a substantial increase as compared with SMS revenue of $40,997 in the third quarter of last fiscal year. ZIM's SMS revenue growth this quarter is predominantly a result of providing messaging services to mobile content providers, including Premium SMS.

Revenue for the first nine months of fiscal year 2005, ended December 31, 2004, was $7,516,537, an increase of 444 percent compared with revenue of $1,381,270 for the first nine months of last fiscal year. Net loss for the first nine months of fiscal 2005 was $1,780,073 or $0.031 per share, compared to a net loss of $1,330,279 or $0.033 per share in the first nine months of last fiscal year.

During the quarter, ZIM continued to build global network connectivity in countries including Ireland, Norway, Sweden and Thailand and enhance infrastructure technology for delivery of such services as Premium SMS. ZIM also expanded international relationships in order to pursue additional global SMS opportunities.

"This was another strong quarter for ZIM," said Dr. Michael Cowpland, President and CEO of ZIM. "As part of our SMS business strategy, ZIM continues to drive SMS revenues through international connectivity and relationships."

ZIM completed the quarter with $1,062,589, in cash as compared to $870,520 at March 31, 2004. Working capital increased to $1,363,729 as compared to $568,219 as at March 31, 2004. This improvement in cash and working capital is a reflection of management's commitment to cost management.

All figures presented are calculated in accordance with generally accepted accounting principles (GAAP) in the United States and are in US dollars.

ABOUT ZIM
ZIM is a public company in the United States quoted on the NASDAQ owned and operated OTCBB under the ticker symbol "ZIMCF". ZIM is a leading mobile application developer and service provider for the global SMS channel. ZIM's products include mobile e-mail and office tools, such as ZIM SMS Chat, and its message delivery services include Bulk SMS, Premium SMS and Location Based Services (LBS). ZIM is also a provider of enterprise-class software and tools for designing, developing and manipulating database systems and applications. Through its two-way SMS expertise and mobile-enabling technologies, ZIM bridges the gap between data and mobility. For more information on ZIM and its customers, partners and products, visit: www.zim.biz.

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This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to ZIM's future financial results. All forward-looking statements made in this press release are made as of, and are based upon information available to ZIM as of, the date hereof. ZIM assumes no obligation to revise or update publicly the forward-looking statements included in this news release, other than as required by law. Readers are cautioned that these forward-looking statements are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results and events may differ materially and adversely from those set forth or implied by any forward-looking statements. Factors that might cause such a difference include, but are not limited to, ZIM's ability to obtain additional funding in a timely manner or upon acceptable terms, ZIM's historical losses, ZIM's limited operating history with SMS applications, the uncertainties inherent in the development of new software products, the uncertain market acceptance of our products, ZIM's reliance on wireless carriers to market and use its applications and services, possible internal controls deficiencies and possible accounting adjustments resulting from our quarter-end accounting and review procedures, ZIM's ability to protect its intellectual property rights, potential intellectual property infringement claims or litigation, any failure to successfully integrate acquired businesses, and rapid developments in technology, including developments by competitors. Please refer to ZIM's filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed in ZIM's Transition Report on Form 10-KSB for the transition period from June 1, 2003 to March 31, 2004. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.


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For more information:

Jeremy Melhuish
Vice President
Communications and Marketing
ZIM Corporation

Text: +16138515144
Phone: 1 613.727.1397 ext. 171
E-mail: jmelhuish@zim.biz